February , 2016	Registration Statement No. 333-199966; Rule 424(b)(2)

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated February 10, 2016

JPMorgan Chase & Co.

Structured Investments

Callable Contingent Interest Notes Linked to the Least Performing of the Class A Ordinary Shares of Accenture Plc, the Common Stock of Lowe’s Companies, Inc. and the Common Stock of Morgan Stanley due March 2, 2018

●	The notes are designed for investors who seek a Contingent Interest Payment with respect to each monthly Review Date for which the closing price of one share of each of the Reference Stocks is greater than or equal to 50.00% of its Initial Value, which we refer to as an Interest Barrier.

●	The notes may be redeemed early, in whole but not in part, at our option on any of the quarterly Optional Call Payment Dates.

●	The earliest date on which the notes may be redeemed at our option is August 30, 2016.

●	Investors in the notes should also be willing to accept the risk of losing some or all of their principal and the risk that no Contingent Interest Payment may be made with respect to some or all Review Dates.

●	Investors should also be willing to forgo fixed interest and dividend payments, in exchange for the opportunity to receive Contingent Interest Payments.

●	The notes are unsecured and unsubordinated obligations of JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.

●	Payments on the notes are not linked to a basket composed of the Reference Stocks. Payments on the notes are linked to the performance of each of the Reference Stocks individually, as described below.

●	Minimum denominations of $1,000 and integral multiples thereof

●	The notes are expected to price on or about February 23, 2016 (“the Pricing Date”) and are expected to settle on or about February 26, 2016.

●	CUSIP: 48128GMY3

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page PS-8 of the accompanying product supplement no. 4a-I and “Selected Risk Considerations” beginning on page PS-5 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer

Per note	$1,000	$	$

Total	$	$	$

(1) See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.

(2) J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers. If the notes priced today, the selling commissions would be approximately $25.00 per $1,000 principal amount note and in no event will these selling commissions exceed $33.50 per $1,000 principal amount note. See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-87 of the accompanying product supplement no. 4a-I.

If the notes priced today, the estimated value of the notes as determined by JPMS would be approximately $923.10 per $1,000 principal amount note. JPMS’s estimated value of the notes, when the terms of the notes are set, will be provided by JPMS in the pricing supplement and will not be less than $910.00 per $1,000 principal amount note. See “JPMS’s Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Pricing supplement no. to product supplement no. 4a-I dated November 7, 2014 and the prospectus and prospectus supplement, each dated November 7, 2014

Key Terms

Reference Stocks: As specified under “Key Terms Relating to the Reference Stocks” in this pricing supplement

Contingent Interest Payments:

If the notes have not been previously redeemed early and the closing price of one share of each Reference Stock on any Review Date is greater than or equal to its Interest Barrier, you will receive on the applicable Interest Payment Date for each $1,000 principal amount note a Contingent Interest Payment of between $8.125 and $10.625 (equivalent to a Contingent Interest Rate of between 9.75% and 12.75% per annum, payable at a rate of between 0.8125% and 1.0625% per month) (to be provided in the pricing supplement).

If the closing price of one share of any Reference Stock on any Review Date is less than its Interest Barrier, no Contingent Interest Payment will be made with respect to that Review Date.

Contingent Interest Rate: Between 9.75% and 12.75% per annum, payable at a rate of between 0.8125% and 1.0625% per month (to be provided in the pricing supplement)

Interest Barrier / Trigger Value: With respect to each Reference Stock, 50.00% of its Initial Value, as specified under “Key Terms Relating to the Reference Stocks” in this pricing supplement

Pricing Date: On or about February 23, 2016

Original Issue Date (Settlement Date): On or about February 26, 2016

Review Dates*: March 23, 2016, April 25, 2016, May 23, 2016, June 23, 2016, July 25, 2016, August 23, 2016, September 23, 2016, October 24, 2016, November 23, 2016, December 22, 2016, January 23, 2017, February 23, 2017, March 23, 2017, April 24, 2017, May 23, 2017, June 23, 2017, July 24, 2017, August 23, 2017, September 25, 2017, October 23, 2017, November 24, 2017, December 26, 2017, January 23, 2018 and February 23, 2018 (the “final Review Date”)

Interest Payment Dates*: March 31, 2016, May 2, 2016, May 31, 2016, June 30, 2016, August 1, 2016, August 30, 2016, September 30, 2016, October 31, 2016, December 1, 2016, January 3, 2017, January 30, 2017, March 2, 2017, March 30, 2017, May 1, 2017, May 31, 2017, June 30, 2017, July 31, 2017, August 30, 2017, October 2, 2017, October 30, 2017, December 1, 2017, January 3, 2018, January 30, 2018 and the Maturity Date

Optional Call Payment Dates*: August 30, 2016, December 1, 2016, March 2, 2017, May 31, 2017, August 30, 2017 and December 1, 2017

Maturity Date*: March 2, 2018

* Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement no. 4a-I

Early Redemption:

We, at our election, may redeem the notes early, in whole but not in part, on any of the Optional Call Payment Dates at a price, for each $1,000 principal amount note, equal to $1,000 plus any accrued and unpaid Contingent Interest Payment. If we intend to redeem your notes early, we will deliver notice to The Depository Trust Company, or DTC, at least five business days before the applicable Optional Call Payment Date on which the notes are redeemed early.

Payment at Maturity:

If the notes have not been redeemed early and the Final Value of each Reference Stock is greater than or equal to its Trigger Value, you will receive a cash payment at maturity, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment applicable to the final Review Date.

If the notes have not been redeemed early and the Final Value of any Reference Stock is less than its Trigger Value, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Least Performing Stock Return)

If the notes have not been redeemed early and the Final Value of any Reference Stock is less than its Trigger Value, you will lose more than 50.00% of your principal amount at maturity and could lose all of your principal amount at maturity.

Least Performing Reference Stock: The Reference Stock with the Least Performing Stock Return

Least Performing Stock Return: The lowest of the Stock Returns of the Reference Stocks

Stock Return: With respect to each Reference Stock,

(Final Value – Initial Value)

Initial Value

Initial Value: With respect to each Reference Stock, the closing price of one share of that Reference Stock on the Pricing Date.

Final Value: With respect to each Reference Stock, the closing price of one share of that Reference Stock on the final Review Date

Stock Adjustment Factor: With respect to each Reference Stock, the Stock Adjustment Factor is referenced in determining the closing price of one share of that Reference Stock and is set equal to 1.0 on the Pricing Date. The Stock Adjustment Factor of each Reference Stock is subject to adjustment upon the occurrence of certain corporate events affecting that Reference Stock. See “The Underlyings — Reference Stocks — Anti-Dilution Adjustments” and “The Underlyings — Reference Stocks — Reorganization Events” in the accompanying product supplement no. 4a-I for further information.

PS-1  |  Structured Investments

Callable Contingent Interest Notes Linked to the Least Performing of the Class A Ordinary Shares of Accenture Plc, the Common Stock of Lowe’s Companies, Inc. and the Common Stock of Morgan Stanley due March 2, 2018

Key Terms Relating to the Reference Stocks

Reference Stock	Bloomberg Ticker Symbol	Initial Value	Interest Barrier / Trigger Value
Class A Ordinary Shares of Accenture Plc, par value $0.0000225 per share	ACN	$	$
Common stock of Lowe’s Companies, Inc., par value $0.50 per share	LOW	$	$
Common stock of Morgan Stanley, par value $0.01 per share	MS	$	$

How the Notes Work

Payments in Connection with Review Dates Preceding the Final Review Date

PS-2  |  Structured Investments

Callable Contingent Interest Notes Linked to the Least Performing of the Class A Ordinary Shares of Accenture Plc, the Common Stock of Lowe’s Companies, Inc. and the Common Stock of Morgan Stanley due March 2, 2018

Payment at Maturity If the Notes Have Not Been Redeemed Early

Total Contingent Interest Payments

The table below illustrates the total Contingent Interest Payments per $1,000 principal amount note over the term of the notes based on a hypothetical Contingent Interest Rate of 9.75% per annum, depending on how many Contingent Interest Payments are made prior to early redemption or maturity. The actual Contingent Interest Rate will be provided in the pricing supplement and will not be less than 9.75% per annum or greater than 12.75% per annum.

Number of Contingent Interest Payments	Total Contingent Interest Payments
24	$195.000
23	$186.875
22	$178.750
21	$170.625
20	$162.500
19	$154.375
18	$146.250
17	$138.125
16	$130.000
15	$121.875
14	$113.750
13	$105.625
12	$97.500
11	$89.375
10	$81.250
9	$73.125
8	$65.000
7	$56.875
6	$48.750
5	$40.625
4	$32.500
3	$24.375
2	$16.250
1	$8.125
0	$0.000

PS-3  |  Structured Investments

Callable Contingent Interest Notes Linked to the Least Performing of the Class A Ordinary Shares of Accenture Plc, the Common Stock of Lowe’s Companies, Inc. and the Common Stock of Morgan Stanley due March 2, 2018

Hypothetical Payout Examples

The following examples illustrate payments on the notes linked to three hypothetical Reference Stocks, assuming a range of performances for the hypothetical Least Performing Reference Stock on the Review Dates. The hypothetical payments set forth below assume the following:

●	the notes have not been redeemed early;

●	a Initial Value for the Least Performing Reference Stock of $100.00;

●	an Interest Barrier and a Trigger Value for the Least Performing Reference Stock of $50.00 (equal to 50.00% of its hypothetical Initial Value); and

●	a Contingent Interest Rate of 9.75% per annum (payable at a rate of 0.8125% per month).

The hypothetical Initial Value of the Least Performing Reference Stock of $100.00 has been chosen for illustrative purposes only and may not represent a likely actual Initial Value of any Reference Stock. The actual Initial Value of each Reference Stock will be the closing price of one share of that Reference Stock on the Pricing Date and will be provided in the pricing supplement. For historical data regarding the actual closing prices of one share of each Reference Stock, please see the historical information set forth under “The Reference Stocks” in this pricing supplement.

Each hypothetical payment set forth below is for illustrative purposes only and may not be the actual payment applicable to a purchaser of the notes. The numbers appearing in the following examples have been rounded for ease of analysis.

Example 1 — Notes have NOT been redeemed early and the Final Value of the Least Performing Reference Stock is greater than or equal to its Trigger Value.

Date	Closing Price of One Share of the Least Performing Reference Stock	Payment (per $1,000 principal amount note)
First Review Date	$95.00	$8.125
Second Review Date	$85.00	$8.125
Sixth through Twenty-Third Review Dates	Less than Interest Barrier	$0
Final Interest Review Date	$105.00	$1,008.125
	Total Payment	$1,024.375 (2.4375% return)

Because the notes have not been redeemed early and the Final Value of the Least Performing Reference Stock is greater than or equal to its Trigger Value and Interest Barrier, the payment at maturity, for each $1,000 principal amount note, will be $1,008.125 (or $1,000 plus the Contingent Interest Payment applicable to the final Review Date). When added to the Contingent Interest Payments received with respect to the prior Review Dates, the total amount paid, for each $1,000 principal amount note, is $1,024.375.

Example 2 — Notes have NOT been redeemed early and the Final Value of the Least Performing Reference Stock is less than its Trigger Value.

Date	Closing Price of One Share of the Least Performing Reference Stock	Payment (per $1,000 principal amount note)
First Review Date	$45.00	$0
Second Review Date	$40.00	$0
Sixth through Twenty-Third Interest Review Dates	Less than Interest Barrier	$0
Final Interest Review Date	$40.00	$400.00
	Total Payment	$400.00 (-60.00% return)

Because the notes have not been redeemed early, the Final Value of the Least Performing Reference Stock is less than its Trigger Value and the Least Performing Stock Return is -60.00%, the payment at maturity will be $400.00 per $1,000 principal amount note, calculated as follows:

$1,000 + [$1,000 × (-60.00%)] = $400.00

PS-4  |  Structured Investments

Callable Contingent Interest Notes Linked to the Least Performing of the Class A Ordinary Shares of Accenture Plc, the Common Stock of Lowe’s Companies, Inc. and the Common Stock of Morgan Stanley due March 2, 2018

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term. These hypotheticals do not reflect the fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

Selected Risk Considerations

An investment in the notes involves significant risks. These risks are explained in more detail in the “Risk Factors” sections of the accompanying product supplement.

●	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS —

The notes do not guarantee any return of principal. If the notes have not been redeemed early and the Final Value of any Reference Stock is less than its Trigger Value, you will lose 1% of the principal amount of your notes for every 1% that the Final Value of the Least Performing Reference Stock is less than its Initial Value. Accordingly, under these circumstances, you will lose more than 50.00% of your principal amount at maturity and could lose all of your principal amount at maturity.

●	THE NOTES DO NOT GUARANTEE THE PAYMENT OF INTEREST AND MAY NOT PAY ANY INTEREST AT ALL —

If the notes have not been redeemed early, we will make a Contingent Interest Payment with respect to a Review Date only if the closing price of one share of each Reference Stock on that Review Date is greater than or equal to its Interest Barrier. If the closing price of one share of any Reference Stock on that Review Date is less than its Interest Barrier, no Contingent Interest Payment will be made with respect to that Review Date. Accordingly, if the closing price of one share of any Reference Stock on each Review Date is less than its Interest Barrier, you will not receive any interest payments over the term of the notes.

●	CREDIT RISK OF JPMORGAN CHASE & CO. —

Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our creditworthiness or credit spreads, as determined by the market for taking our credit risk, is likely to adversely affect the value of the notes. If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

●	THE APPRECIATION POTENTIAL OF THE NOTES IS LIMITED TO THE SUM OF ANY CONTINGENT INTEREST PAYMENTS THAT MAY BE PAID OVER THE TERM OF THE NOTES,

regardless of any appreciation in the value of any Reference Stock, which may be significant. You will not participate in any appreciation in the value of any Reference Stock.

●	POTENTIAL CONFLICTS —

We and our affiliates play a variety of roles in connection with the notes. In performing these duties, our economic interests are potentially adverse to your interests as an investor in the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement.

●	YOU ARE EXPOSED TO THE RISK OF DECLINE IN THE VALUE OF EACH REFERENCE STOCK —

Payments on the notes are not linked to a basket composed of the Reference Stocks and are contingent upon the performance of each individual Reference Stock. Poor performance by any of the Reference Stocks over the term of the notes may negatively affect whether you will receive a Contingent Interest Payment on any Interest Payment Date and your payment at maturity and will not be offset or mitigated by positive performance by any other Reference Stock.

●	YOUR PAYMENT AT MATURITY MAY BE DETERMINED BY THE LEAST PERFORMING REFERENCE STOCK.

●	THE BENEFIT PROVIDED BY THE TRIGGER VALUE MAY TERMINATE ON THE FINAL REVIEW DATE —

If the Final Value of any Reference Stock is less than its Trigger Value and the notes have not been redeemed early, the benefit provided by the Trigger Value will terminate and you will be fully exposed to any depreciation in the closing price of one share of the Least Performing Reference Stock.

●	THE OPTIONAL EARLY REDEMPTION FEATURE MAY FORCE A POTENTIAL EARLY EXIT —

If your notes are redeemed early, the term of the notes may be reduced to as short as approximately six months and you will not receive any Contingent Interest Payments after the applicable Optional Call Payment Date. There is no guarantee that you would

PS-5  |  Structured Investments

Callable Contingent Interest Notes Linked to the Least Performing of the Class A Ordinary Shares of Accenture Plc, the Common Stock of Lowe’s Companies, Inc. and the Common Stock of Morgan Stanley due March 2, 2018

be able to reinvest the proceeds from an investment in the notes at a comparable return and/or with a comparable interest rate for a similar level of risk. Even in cases where the notes are called before maturity, noteholders are not entitled to any fees and commissions described on the front cover of this pricing supplement.

●	YOU WILL NOT RECEIVE DIVIDENDS ON ANY REFERENCE STOCK OR HAVE ANY RIGHTS WITH RESPECT TO ANY REFERENCE STOCK.

●	NO AFFILIATION WITH ANY REFERENCE STOCK ISSUER —

We have not independently verified any of the information about any Reference Stock issuer contained in this pricing supplement. You should undertake your own investigation into each Reference Stock and its issuer. We are not responsible for any Reference Stock issuer’s public disclosure of information, whether contained in SEC filings or otherwise.

●	THE ANTI-DILUTION PROTECTION FOR THE REFERENCE STOCKS IS LIMITED AND MAY BE DISCRETIONARY —

The calculation agent will not make an adjustment in response to all events that could affect a Reference Stock. The calculation agent may make adjustments in response to events that are not described in the accompanying product supplement to account for any diluting or concentrative effect, but the calculation agent is under no obligation to do so or to consider your interests as a holder of the notes in making these determinations.

●	THE RISK OF THE CLOSING PRICE OF A REFERENCE STOCK FALLING BELOW ITS INTEREST BARRIER OR TRIGGER VALUE IS GREATER IF THE PRICE OF THAT REFERENCE STOCK IS VOLATILE.

●	LACK OF LIQUIDITY —

The notes will not be listed on any securities exchange. Accordingly, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes. You may not be able to sell your notes. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

●	THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT —

You should consider your potential investment in the notes based on the minimum for JPMS’s estimated value.

●	JPMS’S ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES —

JPMS’s estimated value is only an estimate using several factors. The original issue price of the notes will exceed JPMS’s estimated value because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “JPMS’s Estimated Value of the Notes” in this pricing supplement.

●	JPMS’S ESTIMATED VALUE DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES —

See “JPMS’s Estimated Value of the Notes” in this pricing supplement.

●	JPMS’S ESTIMATED VALUE IS NOT DETERMINED BY REFERENCE TO CREDIT SPREADS FOR OUR CONVENTIONAL FIXED-RATE DEBT —

The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt. If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the notes to be more favorable to you. Consequently, our use of an internal funding rate would have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “JPMS’s Estimated Value of the Notes” in this pricing supplement.

●	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN JPMS’S THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD —

We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period.

PS-6  |  Structured Investments

Callable Contingent Interest Notes Linked to the Least Performing of the Class A Ordinary Shares of Accenture Plc, the Common Stock of Lowe’s Companies, Inc. and the Common Stock of Morgan Stanley due March 2, 2018

See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

●	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES —

Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price if any, at which JPMS will be willing to buy the notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you.

●	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS —

The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the prices of the Reference Stocks. Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market. See “Risk Factors — Risks Relating to the Estimated Value of Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement.

PS-7  |  Structured Investments

Callable Contingent Interest Notes Linked to the Least Performing of the Class A Ordinary Shares of Accenture Plc, the Common Stock of Lowe’s Companies, Inc. and the Common Stock of Morgan Stanley due March 2, 2018

The Reference Stocks

All information contained herein on the Reference Stocks and on the Reference Stock issuers is derived from publicly available sources, without independent verification. Each Reference Stock is registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and is listed on the exchange provided in the table below, which we refer to as the relevant exchange for purposes of that Reference Stock in the accompanying product supplement no. 4a-I. Information provided to or filed with the SEC by a Reference Stock issuer pursuant to the Exchange Act can be located by reference to the SEC file number provided in the table below, and can be accessed through www.sec.gov. We do not make any representation that these publicly available documents are accurate or complete. We obtained the closing prices below from the Bloomberg Professional® service (“Bloomberg”), without independent verification.

Reference Stock	Bloomberg Ticker Symbol	Relevant Exchange	SEC File Number	Closing Price on February 9, 2016
Class A Ordinary Shares of Accenture Plc, par value $0.0000225 per share	ACN	New York Stock Exchange	001-34448	$93.32
Common stock of Lowe’s Companies, Inc., par value $0.50 per share	LOW	New York Stock Exchange	001-07898	$64.15
Common stock of Morgan Stanley, par value $0.01 per share	MS	New York Stock Exchange	001-11758	$22.93

According to publicly available filings of the relevant Reference Stock issuer with the SEC:

●	Accenture Plc delivers services and solutions in strategy, consulting, application services and operations to clients.

●	Lowe’s Companies, Inc. is a home improvement retailer.

●	Morgan Stanley is a financial services firm.

Historical Information

The following graphs set forth the historical performances of the Reference Stocks based on the weekly historical closing prices of one share of each Reference Stock from January 7, 2011 through February 5, 2016. We obtained the closing prices above and below from Bloomberg, without independent verification. The closing prices below may have been adjusted by Bloomberg for corporate actions, such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

The historical closing prices of one share of each Reference Stock should not be taken as an indication of future performance, and no assurance can be given as to the closing price of one share of any Reference Stock on the Pricing Date or any Review Date. We cannot give you assurance that the performance of the Reference Stocks will result in the return of any of your principal amount or the payment of any interest.

PS-8  |  Structured Investments

Callable Contingent Interest Notes Linked to the Least Performing of the Class A Ordinary Shares of Accenture Plc, the Common Stock of Lowe’s Companies, Inc. and the Common Stock of Morgan Stanley due March 2, 2018

PS-9  |  Structured Investments

Callable Contingent Interest Notes Linked to the Least Performing of the Class A Ordinary Shares of Accenture Plc, the Common Stock of Lowe’s Companies, Inc. and the Common Stock of Morgan Stanley due March 2, 2018

Tax Treatment

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4a-I. In determining our reporting responsibilities we intend to treat (i) the notes for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any Contingent Interest Payments as ordinary income, as described in the section entitled “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Prepaid Forward Contracts with Associated Contingent Coupons” in the accompanying product supplement no. 4a-I. Based on the advice of Davis Polk & Wardwell LLP, our special tax counsel, we believe that this is a reasonable treatment, but that there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the notes could be materially affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

Non-U.S. Holders — Tax Considerations. The U.S. federal income tax treatment of Contingent Interest Payments is uncertain, and although we believe it is reasonable to take a position that Contingent Interest Payments are not subject to U.S. withholding tax (at least if an applicable Form W-8 is provided), a withholding agent may nonetheless withhold on these payments (generally at a rate of 30%, subject to the possible reduction of that rate under an applicable income tax treaty), unless income from your notes is effectively connected with your conduct of a trade or business in the United States (and, if an applicable treaty so requires, attributable to a permanent establishment in the United States). If you are not a United States person, you are urged to consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes in light of your particular circumstances.

Non-U.S. holders should also note that, notwithstanding anything to the contrary in the accompanying product supplement no. 4a-I, recently promulgated Treasury regulations imposing a withholding tax on certain “dividend equivalents” under certain “equity linked instruments” will not apply to the notes.

FATCA. Withholding under legislation commonly referred to as “FATCA” could apply to payments with respect to the notes that are treated as U.S.-source “fixed or determinable annual or periodical” income (“FDAP Income”) for U.S. federal income tax purposes (such

PS-10  |  Structured Investments

Callable Contingent Interest Notes Linked to the Least Performing of the Class A Ordinary Shares of Accenture Plc, the Common Stock of Lowe’s Companies, Inc. and the Common Stock of Morgan Stanley due March 2, 2018

as interest, if the notes are recharacterized, in whole or in part, as debt instruments, or Contingent Interest Payments if they are otherwise treated as FDAP Income). Notwithstanding anything to the contrary in the accompanying product supplement no. 4a-I, under a recent IRS notice, withholding under FATCA will not apply to payments of gross proceeds (other than any amount treated as FDAP Income) of a taxable disposition, including an early redemption or redemption at maturity, of the notes. You should consult your tax adviser regarding the potential application of FATCA to the notes.

In the event of any withholding on the notes, we will not be required to pay any additional amounts with respect to amounts so withheld.

JPMS’s Estimated Value of the Notes

JPMS’s estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the notes. JPMS’s estimated value does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. For additional information, see “Selected Risk Considerations — JPMS’s Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt.”

The value of the derivative or derivatives underlying the economic terms of the notes is derived from JPMS’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, JPMS’s estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time.

JPMS’s estimated value does not represent future values of the notes and may differ from others’ estimates. Different pricing models and assumptions could provide valuations for notes that are greater than or less than JPMS’s estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions.

JPMS’s estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits, if any, realized in hedging our obligations under the notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. See “Selected Risk Considerations — JPMS’s Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances. This initial predetermined time period is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by JPMS. See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS’s Then-Current Estimated Value of the Notes for a Limited Time Period.”

PS-11  |  Structured Investments

Callable Contingent Interest Notes Linked to the Least Performing of the Class A Ordinary Shares of Accenture Plc, the Common Stock of Lowe’s Companies, Inc. and the Common Stock of Morgan Stanley due March 2, 2018

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “How the Notes Work” and “Hypothetical Payout Examples” in this pricing supplement for an illustration of the risk-return profile of the notes and “The Reference Stocks” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to JPMS’s estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

Additional Terms Specific to the Notes

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this pricing supplement together with the prospectus, as supplemented by the prospectus supplement, each dated November 7, 2014, relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 4a-I dated November 7, 2014. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 4a-I, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

●	Product supplement no. 4a-I dated November 7, 2014:

http://www.sec.gov/Archives/edgar/data/19617/000089109214008407/e61359_424b2.pdf

●	Prospectus supplement and prospectus, each dated November 7, 2014:

http://www.sec.gov/Archives/edgar/data/19617/000089109214008397/e61348_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Chase & Co.

PS-12  |  Structured Investments

Callable Contingent Interest Notes Linked to the Least Performing of the Class A Ordinary Shares of Accenture Plc, the Common Stock of Lowe’s Companies, Inc. and the Common Stock of Morgan Stanley due March 2, 2018